ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("Agreement") is made and entered into this 22 day of May, 2020 (the "Effective Date"), by and between Greene Naftali Gallery Inc., with an address at 508 West 26th Street, New York, New York 10001 ("Seller"), and Masterworks Gallery, LLC, with an address at 497 Broome Street, New York, New York 10013 ("Agent"). Seller is engaged in the business of the purchase and sale of works of art. Seller is the sole legal and beneficial owner of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the "Work"), and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks 009, LLC ("Buyer"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is Six Hundred Thousand Dollars ($600,000.00) (the "Purchase Price"). The Purchase Price shall be paid on or before July 27, 2020, subject to the Work being available for inspection by Buyer at Seller's gallery in New York on or before July 24, 2020. For the voidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work in New York and the payment obligation will be suspended to a date determined by mutual agreement of the parties in the event the Work is not available for inspection in New York on or before July 24, 2020. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit A, which shall be verbally confirmed by Mariya Golovina or Nigel Glenday on behalf of Buyer and Eleonore Hugendubel, on behalf of Seller prior to payment to Seller.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "Bill of Sale") in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

by any person, entity, government or government agency (actual, threatened or pending) (collectively, "Claims"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable.

3.1.6. The condition of the Work is, and shall be upon delivery and acceptance by Buyer at the Delivery Location (as defined in Section 7.1 below), as stated in the condition report attached hereto as Exhibit C (the "Condition Report"). On the Closing Date, Seller shall arrange and pay for a qualified employee of Seller acceptable to Agent to prepare a new condition report for the Work, which shall confirm that the condition of the Work is the same as set forth in the Condition Report.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. Storage and Care of the Work.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location, Seller shall store the Work at Seller's premises, located at 508 West 26th Street, New York, New York 10001. Seller shall not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt,

vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. Insurance. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer upon Buyer's acceptance of the Work at the Delivery Location. On the Closing Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. Title. The "Closing Date" shall mean the date upon which Agent pays the Purchase Price to Seller. On the Closing Date, subject only to Agent's payment of the Purchase Price in accordance with this Agreement, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale and a certificate of authenticity from the artist for the Work, if applicable.

7. Delivery and Expenses.

7.1. Within two (2) business days of the Closing Date, Seller shall arrange and pay for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "Delivery Location").

7.2. Seller shall be responsible for arranging and paying for all costs and expenses associated with condition inspecting, packing, shipping and insuring the Work from its current location to the Delivery Location. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement.

8. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement.

9. Security Interest. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

10. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party

beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

Greene Naftali Gallery Inc.

E. Hugendubel

By: Eleonore Hugendubel
Its: Senior Director

AGENT:

Masterworks Gallery, LLC

Josh Goldstein

By: Josh Goldstein
Its: General Counsel

[Signature Page to Art Purchase Agreement]

EXHIBIT A

INVOICE

(Attached)

EXHIBIT B

BILL OF SALE

Dated: ___	2020 7		
Sold by:	Greene Naftali Gallery Inc. 508 West 26th Street New York, New York 10001		("Seller")
Sold to:	Masterworks 009, LLC 497 Broome Street New York, New York 10013		("Buyer")
Work sold:	Artist:	Günther Förg	(the "Work")
	Title:	*Untitled*	
	Medium:	Acrylic and oil on linen	
	Size:	78-3/4 x 94-1/2 in (200 x 240 cm)	
	Date:	2008	
	Inventory #:		
Retail Price:	$600,000.00		
NY Sales Tax:	None Withheld; Delaware Delivery		
Purchase Price:	$600,000.00		

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated May 22, 2020, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

EXHIBIT C

CONDITION REPORT

(Attached)